UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

LVB Acquisition, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

Not Applicable

(CUSIP Number)

December 31, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G	Page 2 of 32 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 3 of 32 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners V-AC L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 4 of 32 Pages

1.	Name of Reporting Persons: BCP V-S L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 5 of 32 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 6 of 32 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership V-SMD L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 7 of 32 Pages

1.	Name of Reporting Persons: Blackstone Participation Partnership V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 8 of 32 Pages

1.	Name of Reporting Persons: BCP V Co-Investors L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 9 of 32 Pages

1.	Name of Reporting Persons: Blackstone Management Associates V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): OO

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 10 of 32 Pages

1.	Name of Reporting Persons: BMA V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): OO

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 11 of 32 Pages

1.	Name of Reporting Persons: BCP V Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): OO

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 12 of 32 Pages

1.	Name of Reporting Persons: Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): OO

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 13 of 32 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 14 of 32 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 15 of 32 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): OO

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 16 of 32 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 17 of 32 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): OO

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 18 of 32 Pages

1.	Name of Reporting Persons: Steven A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 130,841,915.8
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 130,841,915.8
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,841,915.8
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 23.7%*
12.	Type of Reporting Person (See Instructions): IN

*	The calculation of the foregoing percentage is based on 552,331,876 outstanding shares of Common Stock as of December 31, 2011 as reported in the LVB Acquisition, Inc. Quarterly Report on Form 10-Q for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012.

13G	Page 19 of 32 Pages

Item 1.	(a).	Name of Issuer

LVB Acquisition, Inc. (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

56 East Bell Drive, Warsaw, Indiana

Item 2	(a).	Name of Person Filing

Item 2	(b).	Address of Principal Business Office

Item 2	(c).	Citizenship

(i) Blackstone Capital Partners V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(ii) Blackstone Capital Partners V-AC L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(iii) BCP V-S L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(iv) Blackstone Family Investment Partnership V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(v) Blackstone Family Investment Partnership V-SMD L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(vi) Blackstone Participation Partnership V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(vii) BCP V Co-Investors L.P.

13G	Page 20 of 32 Pages

c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(viii) Blackstone Management Associates V L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(ix) BMA V L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(x) BCP V Side-by-Side GP L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xi) Blackstone Family GP L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xii) Blackstone Holdings III L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Quebec, Canada

(xiii) Blackstone Holdings III GP L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xiv) Blackstone Holdings III GP Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

13G	Page 21 of 32 Pages

(xv) The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xvi) Blackstone Group Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xvii) Steven A. Schwarzman c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

The Blackstone Funds (as defined below) hold an aggregate of 1,308,419.15815 membership units of LVB Acquisition Holding, L.L.C. (“Holding”), which holds 536,034,330 shares of common stock of the Company (“Common Stock”), including (i) 610,123.16500 membership units of Holding held by Blackstone Capital Partners V L.P., (ii) 97,734.55100 membership units of Holding held by Blackstone Capital Partners V-AC L.P., (iii) 289,050.00000 membership units of Holding held by BCP V-S L.P., (iv) 13,731.75000 membership units of Holding held by Blackstone Family Investment Partnership V L.P., (v) 21,712.55300 membership units of Holding held by Blackstone Family Investment Partnership V-SMD L.P., (vi) 2,291.27315 membership units of Holding held by Blackstone Participation Partnership V L.P. and (vii) 273,775.86600 membership units of Holding held by BCP V Co-Investors L.P., (collectively, the “Blackstone Funds”).

Blackstone Management Associates V L.L.C is the general partner of each of Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., BCP V-S L.P. and BCP V Co-Investors L.P. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side-By-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership V L.P. and Blackstone Participation Partnership V L.P. Blackstone Family GP L.L.C. is the general partner of Blackstone Family Investment Partnership V-SMD L.P.

Blackstone Holdings III L.P. is the managing member and the owner of a majority in interest of BMA V L.L.C. and the sole member of BCP V Side-By-Side GP L.L.C. Blackstone Holdings III GP L.P is the general partner of Blackstone Holdings III L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP

13G	Page 22 of 32 Pages

Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman.

Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares of Common Stock attributable to the membership units of Holding held by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares of Common Stock.

Item 2	(d).	Title of Class of Securities:

Common Stock, par value $0.01

Item 2	(e).	CUSIP Number:

Not Applicable.

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:

As of December 31, 2011, each of the Reporting Persons may be deemed to be the beneficial owner of 130,841,915.8 shares of the Common Stock held by Holdings attributable to the 1,308,419.15815 membership units of Holding held by the Blackstone Funds.

	(b)	Percent of class:

The Quarterly Report on Form 10-Q of the Company for the period ended November 30, 2011, as filed with the Securities and Exchange Commission on January 13, 2012, indicated that there were 552,331,876 outstanding shares of Common Stock as of December 31, 2011. Based on this number of outstanding shares of Common Stock, each of the Reporting Persons may be deemed to be the beneficial owner of approximately 23.7% of the total number of outstanding shares of Common Stock.

	(c)	Number of Shares as to which the Reporting Person has:

Blackstone Capital Partners V L.P.

(i) Sole power to vote or to direct the vote:

13G	Page 23 of 32 Pages

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Blackstone Capital Partners V-AC L.P.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

BCP V-S L.P.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Blackstone Family Investment Partnership V L.P.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Blackstone Family Investment Partnership V-SMD L.P.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

13G	Page 24 of 32 Pages

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Blackstone Participation Partnership V L.P.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

BCP V Co-Investors L.P.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Blackstone Management Associates V L.L.C.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

BMA V L.L.C.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

13G	Page 25 of 32 Pages

BCP V Side-by-Side GP L.L.C.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Blackstone Family GP L.L.C.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Blackstone Holdings III L.P.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Blackstone Holdings III GP L.P.

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

130,841,915.8

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Blackstone Holdings III GP Management L.L.C.

(i)	Sole power to vote or to direct the vote:

0

13G	Page 26 of 32 Pages

	(ii)	Shared power to vote or to direct the vote:

130,841,915.8

	(iii)	Sole power to dispose or to direct the disposition of:

0

	(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

The Blackstone Group L.P.

	(i)	Sole power to vote or to direct the vote:

0

	(ii)	Shared power to vote or to direct the vote:

130,841,915.8

	(iii)	Sole power to dispose or to direct the disposition of:

0

	(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Blackstone Group Management L.L.C.

	(i)	Sole power to vote or to direct the vote:

0

	(ii)	Shared power to vote or to direct the vote:

130,841,915.8

	(iii)	Sole power to dispose or to direct the disposition of:

0

	(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Steven A. Schwarzman

	(i)	Sole power to vote or to direct the vote:

0

	(ii)	Shared power to vote or to direct the vote:

130,841,915.8

	(iii)	Sole power to dispose or to direct the disposition of:

0

	(iv)	Shared power to dispose or to direct the disposition of:

130,841,915.8

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

13G	Page 28 of 32 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2012

BLACKSTONE CAPITAL PARTNERS V L.P. By: Blackstone Management Associates V L.L.C., its general partner By: BMA V L.L.C., its sole member

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS V-AC L.P. By: Blackstone Management Associates V L.L.C., its general partner By: BMA V L.L.C., its sole member

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BCP V-S L.P. By: Blackstone Management Associates V L.L.C., its general partner By: BMA V L.L.C., its sole member

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P. By: BCP V Side-by-Side GP L.L.C., its general partner

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

13G	Page 29 of 32 Pages

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P. By: BCP V Side-by-Side GP L.L.C., its general partner

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BCP V CO-INVESTORS L.P. By: Blackstone Management Associates V L.L.C., its general partner By: BMA V L.L.C., its sole member

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES V L.L.C. By: BMA V L.L.C., its sole member

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BMA V L.L.C.

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BCP V SIDE-BY-SIDE GP L.L.C.

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

13G	Page 30 of 32 Pages

BLACKSTONE FAMILY GP L.L.C.

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE HOLDINGS III L.P. By: Blackstone Holdings III GP L.P., its general partner By: Blackstone Holdings III GP Management L.L.C., its general partner

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P. By: Blackstone Holdings III GP Management L.L.C., its general partner

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

THE BLACKSTONE GROUP L.P. By: Blackstone Group Management L.L.C., its general partner

By: /s/ John G. Finley

Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By: /s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

13G	Page 31 of 32 Pages

STEPHEN A. SCHWARZMAN

By: /s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman

13G	Page 32 of 32 Pages

EXHIBIT LIST

Exhibit A Joint Filing Agreement, dated as of February 14, 2012, by and among Blackstone Capital Partners V L.P.; Blackstone Capital Partners V-AC L.P.; BCP V-S L.P.; Blackstone Family Investment Partnership V L.P.; Blackstone Family Investment Partnership V-SMD L.P.; Blackstone Participation Partnership V L.P.; BCP V Co-Investors L.P.; Blackstone Management Associates V L.L.C.; BMA V L.L.C.; BCP V Side-by-Side GP L.L.C.; Blackstone Family GP L.L.C.; Blackstone Holdings III L.P.; Blackstone Holdings III GP L.P.; Blackstone Holdings III GP Management L.L.C.; The Blackstone Group L.P.; Blackstone Group Management L.L.C.; and Steven A. Schwarzman.